MARCUM
ACCOUNTANTS ▲ ADVISORS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of SANUWAVE Health, Inc. on Form S-8 [File No. 333-170301] of our report dated April 1, 2019, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the consolidated financial statements of SANUWAVE Health, Inc. as of December 31, 2018 and for the year ended December 31, 2018, which report is included in this Annual Report on Form 10-K of SANUWAVE Health, Inc. for the year ended December 31, 2018.

Marcum LLP

New York, NY
April 1, 2019